Exhibit 99.1

Contact:

Media: Laurine Jue (509) 495-2510 laurine.jue@avistacorp.com

Investors: Stacey Wenz (509) 495-2046 stacey.wenz@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Financial Results for Third Quarter and Year-to-Date 2021 and Confirms 2021 and 2023 Consolidated Guidance, Lowers 2022 Consolidated Guidance

SPOKANE, Wash. – Nov. 3, 2021, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income of $14.4 million, or $0.20 per diluted share, for the third quarter of 2021, compared to $4.9 million, or $0.07 per diluted share, for the third quarter of 2020. For the nine months ended Sept. 30, 2021, net income was $96.5 million, or $1.38 per diluted share, compared to $70.8 million, or $1.04 per diluted share for the nine months ended Sept. 30, 2020.

“We have concluded our Idaho and Washington general rate cases this quarter, with rates in effect September 1 and October 1, respectively. We are pleased with the Commissions’ support of our ongoing investments in the infrastructure that serves our customers and offers us the opportunity to continue to provide our customers with safe, reliable and affordable energy without immediately impacting customer bills,” said Dennis Vermillion, president and chief executive officer of Avista Corp.

“Avista Utilities’ earnings were above expectations for the third quarter primarily due to the timing of recognition of income taxes.

“AEL&P’s earnings remain on track to meet the full year guidance.

“We are pleased our investments have produced significant gains in 2021, exceeding expectations. We continue to expect these investments to contribute 5 to 10 cents per diluted share going forward.

“We are confirming our consolidated earnings guidance for 2021 and 2023 of $1.96 to $2.16 per diluted share in 2021 and $2.42 to $2.62 per diluted share in 2023. We are lowering our consolidated guidance by $0.10 per diluted share in 2022 to a range of $1.93 to $2.13 per diluted share. This is primarily due to lower recovery of certain operating costs in the Washington general rate cases, and higher operating costs,” Vermillion added.

Summary Results: Avista Corp.’s results for the third quarter of 2021 and the nine months ended Sept. 30, 2021 (year-to-date), as compared to the respective periods in 2020, are presented in the table below (dollars in thousands, except per-share data):

	Third Quarter		Year-to-Date
	2021	2020	2021	2020
Net Income (Loss) by Business Segment:
Avista Utilities	$9,086	$5,546	$80,861	$69,130
AEL&P	41	268	4,816	4,991
Other	5,239	(938)	10,780	(3,368)
Total net income	$14,366	$4,876	$96,457	$70,753
Earnings (Loss) per Diluted Share by Business Segment:
Avista Utilities	$0.13	$0.08	$1.16	$1.02
AEL&P	—	—	0.07	0.07
Other	0.07	(0.01)	0.15	(0.05)
Total earnings per diluted share	$0.20	$0.07	$1.38	$1.04

Analysis of 2021 Consolidated Earnings

The table below presents the change in net income and diluted earnings per share for the third quarter and the nine months ended Sept. 30, 2021 (year-to-date) as compared to the respective periods in 2020, as well as the various factors, shown on an after-tax basis, that caused such change (dollars in thousands, except per-share data):

	Third Quarter		Year-to-Date
	Net Income (a)	Earnings per Share	Net Income (a)	Earnings per Share
2020 consolidated earnings	$4,876	$0.07	$70,753	$1.04
Changes in net income and diluted earnings per share:
Avista Utilities
Electric utility margin (including intracompany) (b)	(1,287)	(0.02)	1,847	0.03
Natural gas utility margin (including intracompany) (c)	1,227	0.02	9,748	0.14
Other operating expenses (d)	113	—	(587)	(0.01)
Depreciation and amortization (e)	(2,724)	(0.04)	464	0.01
Interest expense	(567)	(0.01)	(749)	(0.01)
Other	245	0.01	1,748	0.03
Income tax at effective rate (f)	6,533	0.10	(740)	(0.01)
Dilution on earnings	n/a	(0.01)	n/a	(0.04)
Total Avista Utilities	3,540	0.05	11,731	0.14
AEL&P earnings	(227)	—	(175)	—
Other businesses earnings (g)	6,177	0.08	14,148	0.20
2021 consolidated earnings	$14,366	$0.20	$96,457	$1.38

(a)
The tax impact of each line item was calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent.
(b)
Electric utility margin (operating revenues less resource costs) decreased for the third quarter, but increased for the year-to-date and was impacted primarily by the following:
•
General rate increase in Washington, effective April 1, 2020.

•
Increased customer usage and customer growth contributed additional retail electric revenue.
•
Increased net power supply costs, for both the third quarter and year-to-date, primarily due to higher customer loads from warmer than normal weather, which required additional resources to serve those loads. We also had lower than normal hydroelectric generation due to hot and dry weather in the Pacific Northwest. Because of this, we had to rely on thermal generation and power market purchases to serve our additional load. In addition, hydroelectric generation was lower and electric loads were higher throughout the Pacific Northwest, so this increased market prices for purchased power, as well as natural gas prices for fuel.
•
For the third quarter of 2021, we recognized a pre-tax expense of $3.8 million under the Energy Recovery Mechanism (ERM) compared to a pre-tax benefit of $0.3 million for the third quarter of 2020. For the first nine months of 2021, we had a $7.1 million pre-tax expense under the ERM, compared to a $5.9 million pre-tax benefit for the first nine months of 2020. For the full year 2021, we expect to be in a surcharge position under the ERM within the 90 percent customer/10 percent Company sharing band.
•
During the first nine months of 2020, we recorded an accrual of $1.4 million for customer refunds related to our 2015 Washington general rate case.
(c)
Natural gas utility margin (operating revenues less resource costs) increased for the third quarter and year-to-date and was impacted primarily by the following:
•
General rate increases in Oregon, effective Jan. 16, 2021, and Washington, effective April 1, 2020.
•
Higher customer usage and customer growth contributed additional retail natural gas revenue year-to-date.
•
During the first nine months of 2020, we recorded an accrual of $3.6 million for customer refunds related to our 2015 Washington general rate case.
(d)
In 2021 other operating expenses includes $2.5 million of SmartBurn technology assets disallowed in the Washington general rate case. This was partially offset by $1.9 million of deferred incremental wildfire expenses incurred from Jan. 1, 2021 to Sept. 30, 2021 as approved in the same general rate case final order. The first nine months of 2021 also had lower bad debt expense as we are deferring any additional bad debt expense through our COVID-19 regulatory deferral. .
(e)
Depreciation and amortization increased in the third quarter of 2021 compared to the third quarter of 2020 due primarily to additions to utility plant. Year-to-date depreciation and amortization decreased primarily due to a one-time increase to depreciation expense during the second quarter of 2020 as we were able to utilize $10.9 million ($8.4 million when tax-effected) of electric tax benefits to offset costs associated with accelerating the depreciation of Colstrip

Units 3 & 4 based on a settlement in Washington. This decrease was also partially offset by an increase in depreciation due to additions to utility plant.
(f)
Year-to-date, our effective tax rate was 8.6 percent compared to 2.0 percent in the prior year. The decrease in the tax rate during the third quarter of 2021 compared to the third quarter of 2020 is primarily due to the timing of recognition of income tax. In Idaho and Washington, the Company’s settled general rate cases allowed for tax flow through treatment for certain items. The increase in tax expense year to date was primarily due to the offset of deferred income taxes against accelerated depreciation for Colstrip during the second quarter of 2020 as provided in the 2019 Washington general rate case settlement, partially offset by the tax flow through treatment.
(g)
For the third quarter of 2021 and year-to-date, earnings at our other businesses increased primarily due to gains on our investments.

Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Measures

The tables above and below include electric utility margin and natural gas utility margin, two financial measures that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included (or excluded) in the most directly comparable measure calculated and presented in accordance with GAAP, which for utility margin is utility operating revenues.

The presentation of electric utility margin and natural gas utility margin is intended to enhance the understanding of operating performance. We use these measures internally and believe they provide useful information to investors in their analysis of how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. Changes in loads, as well as power and natural gas supply costs, are generally deferred and recovered from customers through regulatory accounting mechanisms. Accordingly, the analysis of utility margin generally excludes most of the change in revenue resulting from these regulatory mechanisms. We present electric and natural gas utility margin separately below for Avista Utilities since each business has different cost sources, cost recovery mechanisms and jurisdictions, so we believe that separate analysis is beneficial. These measures are not intended to replace utility operating revenues as determined in accordance with GAAP as an indicator of operating performance. Reconciliations of operating revenues to utility margin are set forth below.

The following table presents Avista Utilities' operating revenues, resource costs and resulting utility margin (pre-tax and after-tax) for the three and nine months ended Sept. 30 (dollars in thousands):

	Operating Revenues	Resource Costs	Utility Margin (Pre-Tax)	Income Taxes (a)	Utility Margin (Net of Tax)
For the three months ended Sept. 30, 2021:
Electric	$248,110	$89,894	$158,216	$36,469	$121,747
Natural Gas	64,299	36,872	27,427	6,321	21,106
Less: Intracompany	(25,657)	(25,657)	—	—	—
Total	$286,752	$101,109	$185,643	$42,790	$142,853
For the three months ended Sept. 30, 2020:
Electric	$225,416	$65,527	$159,889	$36,855	$123,034
Natural Gas	62,107	36,275	25,832	5,953	19,879
Less: Intracompany	(23,959)	(23,959)	—	—	—
Total	$263,564	$77,843	$185,721	$42,808	$142,913
For the nine months ended Sept. 30, 2021:
Electric	$733,709	$239,050	$494,659	$114,019	$380,640
Natural Gas	305,165	150,116	155,049	35,739	119,310
Less: Intracompany	(64,702)	(64,702)	—	—	—
Total	$974,172	$324,464	$649,708	$149,758	$499,950
For the nine months ended Sept. 30, 2020:
Electric	$685,409	$193,150	$492,259	$113,466	$378,793
Natural Gas	286,612	144,230	142,382	32,820	109,562
Less: Intracompany	(62,912)	(62,912)	—	—	—
Total	$909,109	$274,468	$634,641	$146,286	$488,355
(a)
Income taxes for 2021 and 2020 were calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent.

Liquidity and Capital Resources

Liquidity

As of Sept. 30, 2021, we had $105.4 million of available liquidity under the Avista Corp. committed line of credit that expires in June 2026. AEL&P also had $25 million of available liquidity under its committed line of credit that expires in November 2024.

During 2021, we expect to issue approximately $140 million of long-term debt and $90 million of common stock (including $70 million of long-term debt and $61.3 million common stock issued during the nine months ended Sept. 30, 2021). During 2022, we expect to issue approximately $370 million of long-term debt and $90 million of common stock in order to refinance $250 million of maturing long-term debt and fund planned capital expenditures.

Capital Expenditures and Other Investments

Avista Utilities’ capital expenditures were $318 million for the nine months ended Sept. 30, 2021, and we expect Avista Utilities’ capital expenditures to total about $450 million in 2021. In addition, we expect our capital expenditures to total about $445 million for 2022 and 2023 to support continued customer growth and maintain our system to provide safe, reliable energy to our customers. We expect AEL&P’s capital expenditures to total about $8 million in 2021, $20 million in 2022 and $8 million in 2023.

In addition, we expect to invest about $15 million at our other businesses in 2021 primarily related to non-regulated investment opportunities and economic development projects in our service territory. Investments at our other businesses are expected to be $15 million for 2022 and 2023.

2021 Earnings Guidance and Outlook

Avista Corp. is confirming its 2021 consolidated earnings guidance with a range of $1.96 to $2.16 per diluted share. We are lowering our 2022 consolidated earnings guidance by $0.10 per dilutive share to a range of $1.93 to $2.13 per diluted share. We are confirming our 2023 consolidated earnings guidance with a range of $2.42 to $2.62 per diluted share. Our guidance assumes, among other things listed below, timely and appropriate rate relief in our jurisdictions.

We expect Avista Utilities to contribute in the range of $1.83 to $1.97 per diluted share for 2021. Primarily due to the impact of the ERM in 2021, we expect to be near the bottom end of the range for Avista Utilities. Our current expectation for the ERM is a surcharge position within the 90 percent customer/10 percent Company sharing band, which is expected to decrease earnings by $0.09 per diluted share. In addition, based on year-to-date results and our forecast for the fourth quarter, we expect to be above the top end of the range of $0.05 to $0.08 per diluted share for the other businesses. For 2021, we expect AEL&P to contribute in the range of $0.08 to $0.11 per diluted share. As such, on a consolidated basis, we expect to be near the middle of the consolidated range including the impact of the ERM.

Our next Washington general rate cases will be a multiyear rate plan as required under a new law, and will seek to include in rates all capital investment and projected increased operating costs (through the end of the rate plan period) in order to earn our allowed return by 2023. The rate cases are planned to be filed early in the first quarter of 2022.

Our outlook for Avista Utilities and AEL&P assumes, among other variables listed below, normal precipitation, temperatures, and other operating conditions. Our guidance does not include the effect of unusual or non-recurring items until the effects are known and certain. We cannot predict the duration and severity of the COVID-19 global pandemic. The longer and more severe the economic restrictions and business disruption, the greater the impact on our operations, results of operations, financial condition and cash flows.

NOTE: We will host a conference call with financial analysts and investors on Nov. 3, 2021, at 10:30 a.m. ET to discuss this news release. The call will be available at (855) 806-8606, confirmation number: 5499812#. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Nov. 10, 2021. Call (855) 859-2056, confirmation number 5499812#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 403,000 customers and natural gas to 369,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 17,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

Utility Regulatory Risk

state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs, commodity costs, interest rate swap derivatives, the ordering of refunds to customers and discretion over allowed return on investment; the loss of regulatory accounting treatment, which could require the write-off of regulatory assets and the loss of regulatory deferral and recovery mechanisms;

Operational Risk

pandemics (including the current COVID-19 pandemic), which could disrupt our business, as well as the global, national and local economy, resulting in a decline in customer demand, deterioration in the creditworthiness of our customers, increases in operating and capital costs, workforce shortages, losses or disruptions in our workforce due to vaccine mandates, delays in capital projects, disruption in supply chains, and disruption, weakness and volatility in capital markets. In addition, any of these factors could negatively impact our liquidity and limit our access to capital, among other implications; wildfires ignited, or allegedly ignited, by Avista Corp. equipment or facilities could cause significant loss of life and property or result in liability for resulting fire suppression costs, thereby causing serious operational and financial harm to Avista Corp. and our customers; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, extreme temperature events, snow and ice storms, that could disrupt energy generation, transmission and distribution, as well as the availability and costs of fuel, materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that could impair assets and may disrupt operations of any of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power or incur costs to repair our facilities; explosions, fires, accidents or other incidents arising from or allegedly arising from our operations that could cause injuries to the public or property damage; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyberattacks or other malicious acts that could disrupt or cause damage to our utility assets or to the national or regional economy in general, including any effects of terrorism, cyberattacks, ransomware, or vandalism that damage or disrupt information technology systems; work-force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel containers within close proximity to our transformers or other equipment, including overbuild atop natural gas distribution lines; the loss of key suppliers for materials or services or other disruptions to the supply chain; adverse impacts to our Alaska electric utility (AEL&P) that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to any other electrical grids and the availability or cost of replacement power (diesel); changing river regulation or operations at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream; change in the use, availability or abundancy of water resources and/or rights needed for operation of our hydroelectric facilities;

Cyber and Technology Risk

cyberattacks on the operating systems that are used in the operation of our electric generation, transmission and distribution facilities and our natural gas distribution facilities, and cyberattacks on such systems of other energy companies with which we are interconnected, which could damage or destroy facilities or systems or disrupt operations for extended periods of time and result in the incurrence of liabilities and costs; cyberattacks on the administrative systems that are used in the administration of our business, including customer billing and customer service, accounting, communications, compliance and other administrative functions, and cyberattacks on such systems of our vendors and other companies with which we do business, resulting in the disruption of business operations, the release of private information and the incurrence of liabilities and costs; changes in costs that impede our ability to implement new information technology systems or to operate and maintain current production technology; changes in technologies, possibly making some of the current technology we utilize obsolete or introducing new cyber security risks; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems;

Strategic Risk

growth or decline of our customer base due to new uses for our services or decline in existing services, including, but not limited to, the effect of the trend toward distributed generation at customer sites; the potential effects of negative publicity regarding our business practices, whether true or not, which could hurt our reputation and result in litigation or a decline in our common stock price; changes in our strategic business plans, which could be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; entering into or growth of non-regulated activities may increase earnings volatility; the risk of municipalization or other forms of service territory reduction;

External Mandates Risk

changes in environmental laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; the potential effects of initiatives, legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources, prohibitions or restrictions on new or existing services, or restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt fossil fuel-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; failure to identify changes in legislation, taxation and regulatory issues that could be detrimental or beneficial to our overall business; policy and/or legislative changes in various regulated areas, including, but not limited to, environmental regulation, healthcare regulations and import/export regulations;

Financial Risk

weather conditions, which affect both energy demand and electric generating capability, including the impact of precipitation and temperature on hydroelectric resources, the impact of wind patterns on wind-generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which could be affected by various factors including our credit ratings, interest rates, other capital market conditions and global economic conditions; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which could affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; economic conditions nationally may affect the valuation of our unregulated portfolio companies; declining energy demand related to customer energy efficiency, conservation measures and/or increased distributed generation; changes in the long-term climate and weather could materially affect, among other things, customer demand, the volume and timing of streamflows required for hydroelectric generation, costs of generation, transmission and distribution. Increased or new risks may arise from severe weather or natural disasters, including wildfires; industry and geographic concentrations which could increase our exposure to credit risks due to counterparties, suppliers and customers being similarly affected by changing conditions; deterioration in the creditworthiness of our customers;

Energy Commodity Risk

volatility and illiquidity in wholesale energy markets, including exchanges, the availability of willing buyers and sellers, changes in wholesale energy prices that could affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by individual counterparties and/or exchanges in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential environmental regulations or lawsuits affecting our ability to utilize or resulting in the obsolescence of our power supply resources; explosions, fires, accidents, pipeline ruptures or other incidents that could limit energy supply to our facilities or our surrounding territory, which could result in a shortage of commodities in the market that could increase the cost of replacement commodities from other sources;

Compliance Risk

changes in laws, regulations, decisions and policies at the federal, state or local levels, which could materially impact both our electric and gas operations and costs of operations; and the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels.

For a further discussion of these factors and other important factors, please refer to our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2021. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation